  Exhibit 10.11

  EMPLOYMENT AGREEMENT
  (Michael Leedy)

  THIS AGREEMENT is by and between American Eagle Outfitters, Inc. ("Company") and Michael Leedy ("Executive"), and is effective as of the date it has been fully executed by both parties.

  Company agrees to continue to employ Executive as its Executive Vice President, Marketing and e-Commerce, and Executive hereby accepts this offer of continued employment and agrees to serve Company subject to the general supervision, advice and direction of Company's President (or his designee) and Board of Directors ("Board"), and upon the following terms and conditions:

  1.         Position and Duties.   Executive shall continue to be employed as Company's Executive Vice President, Marketing and e-Commerce, with such authority and duties as are customary for this position, and shall perform such other services and duties as the Board may from time to time designate.

              1.1.     Executive agrees to devote his full business time, best efforts, and undivided attention to the business and affairs of Company, except for any vacations, illness, or disability. Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder. Nothing herein is intended to restrict Executive from serving on civic or charitable boards or committees, delivering lectures, fulfilling speaking engagements or teaching at educational institutions; provided, however, that such activities shall be mutually agreed upon in advance by Company's President and Executive.

              1.2.     Executive shall office at Company's headquarters in Warrendale, PA, or at such other location designated by Company, which is within a 50-mile radius of Warrendale, PA. Nothing herein is intended to limit Executive's business-related travel.

              1.3.     Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

              1.4.     Company shall indemnify Executive in the performance of his duties and responsibilities and advance expenses in connection therewith to the same extent as other senior executives and officers. Such rights shall not be subject to arbitration under paragraph 6.

  2.        Term.   This Agreement shall terminate three years from its effective date unless sooner terminated as provided herein; provided, however, that this Agreement shall be extended automatically for successive 12-month periods unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension.

  3.        Compensation.

              3.1.     Base Salary.   Effective February 1, 1999, Company shall pay Executive a base salary of $250,000 as compensation for his services hereunder, payable in equal installments in accordance with Company's payroll practices for executive employees. Company's Board may increase Executive's base salary at their discretion.

              3.2.     Incentive Bonus.   Executive will be eligible to receive an annual incentive bonus targeted at 50% of his base salary, under Company's Management Incentive Plan" ("the Bonus Plan"). The Bonus Plan conditions the payment of this annual performance bonus based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Board's Compensation and Stock Option Committee ("Committee"). Committee must verify that the performance goals and other material terms are met prior to payment. It is the parties' intention that the Bonus Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the amount of any annual incentive bonus. The incentive bonus determined to be due, if any, will be paid in a lump sum within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm.

              3.3.      Stock.

                          3.3.1.      Stock Grant.   The Chairman and President shall recommend to Committee that Executive receive a series of annual grants of restricted stock, with one grant for each fiscal year during the term of this Agreement, which series of grants will be for a combined recommended total of 30,000 shares of Company's common stock to be earned over a period of not less than three years and not more than five years, and each grant will be made pursuant to and subject to all terms and conditions set forth in Company's 1999 Stock Incentive Plan ("the Stock Plan"). Pursuant to the terms of the Stock Plan, the Committee will condition the vesting of this restricted stock based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by Committee. Committee must verify that the performance goals and other material terms are met prior to vesting. It is the parties' intention that the Stock Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the value of all annual restricted stock grants. The delivery of restricted stock earned, if any, will be made on the anniversary of the grant date and following completion of an outside audit by Company's then current outside audit firm.

                          3.3.2.      Stock Options.   The Chairman recommended to Committee, and Committee approved on August 10, 1999, that Executive receive a non-qualified option to purchase 80,000 shares of Company's common stock, pursuant to and subject to all terms and conditions set forth in the Stock Plan.

              3.4.      Vacation.   During the term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. The dates of said vacations shall be mutually agreed upon by Company's President and Executive.

              3.5.      Business Expenses.   Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of his duties so long as Executive completes appropriate expense reports and submits receipts in accordance with Company's practices. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of his duties.

              3.6.      Taxes.   The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

              3.7.      Benefit Plans.   Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any retirement, profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; deferred compensation plans; discount privileges; incentive bonus plans; and other employee welfare benefits made available generally to, and under the same terms as, Company's executives.

  4.         Executive's Obligations.

              4.1.     Confidential Information.   Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive had in his possession prior to his first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.

  4.2.     Solicitation.

                          4.2.1.      Employees.   Executive agrees that during his employment and for two years after the end of his employment, for any reason, he shall not, directly or indirectly,

  solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

                          4.2.2.     Third Parties.   Executive agrees that during his employment and for two years following the end of his employment, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

              4.3.      Noncompetition.   Executive agrees that for a period of one year following the end of his employment, except in the case of an involuntary termination by Company under paragraphs 5.3.1 or 5.3.2 below, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which is understood to be the design, manufacture and retail sale of specialty clothing, accessories, shoes, and related merchandise at Company's physical, brick and mortar locations.

              4.4.       Cooperation.

                          4.4.1.     With Company.   Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available, upon reasonable notice and at mutually agreeable time, for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents. Company shall reimburse Executive for all reasonable out-of-pocket expenses incurred in connection with such proceedings, and if such proceedings take place after the term of this Agreement, Company shall compensate him at the rate of $125 per hour.

                          4.4.2.     With Third Parties.     Except to the extent otherwise required by law, Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

                          4.4.3.     With Media.     Executive agrees to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests.

               4.5.     Remedies.   Executive agrees that any disputes under this paragraph shall not be subject to arbitration. If Executive breaches this paragraph, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

  5.         Termination and Related Benefits.

              5.1.      Death.   This Agreement shall terminate automatically upon Executive's death, and Company shall pay his surviving spouse, or if he leaves no spouse, his estate, any base salary earned by Executive, and any rights or benefits that have vested. In addition, Company shall pay Executive's surviving spouse, or if he leaves no spouse, his estate, a pro rata share of any declared but unpaid incentive bonus for the year in which Executive dies (pro-rated n the basis of the actual number of days worked by Executive). Such bonus shall be paid in accordance with paragraph 3.2. above.

              5.2.     Permanent Disability.   Upon Executive's permanent disability, Company shall have the right to terminate this Agreement immediately with written notice. For these purposes, permanent disability shall mean that Executive fails to perform his duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested. In addition, Company shall pay Executive a pro rata share of any declared but unpaid incentive bonus for the year in which Executive becomes disabled (prorated n the basis of the actual number of days worked by Executive). Such bonus shall be paid in accordance with paragraph 3.2. Above

              5.3.     Termination by Company.

                          5.3.1.     At End of Term. Company may terminate this Agreement at the end of its term or any extension thereof by giving 60 calendar days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment and pay out the 60-day notice period. Upon a termination at the end of this Agreement, Company shall have the same obligations to Executive as those set forth in paragraph 5.3.2 below (e.g., severance of one year's base salary and continuation of medical coverage).

5.3.2. During the Term. Except as provided below in paragraph 5.3.3, Company may terminate this Agreement during its term, for any reason, upon 30 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event of such a termination, Company shall have the following obligations:

(i)	Pay Executive severance in the form of base salary continuation for one year; provided, however, that such salary shall cease to be paid if Executive accepts a position with or otherwise performs services for a competitor.

(ii)	If Executive has been employed the full fiscal year prior to the date of termination, pay Executive any incentive bonus declared, but unpaid.

(iii)	Continue Executive's medical coverage for one year under the same terms as provided to other Company executives; provided, however, that such coverage shall cease upon Executive's becoming eligible for similar coverage under another benefit plan.

5.3.3. For Cause. Company may terminate this Agreement during its term if it has "cause" to do so. For purposes of this paragraph, the term "cause" means the following:

(i)	willful violation of laws and regulations governing Company;

(ii)	willful failure to substantially comply with any material terms of this Agreement, provided Company shall make a written demand for substantial compliance setting forth the specific reason(s) for same and Executive shall have 60 days to cure, if possible;

(iii)	willful breach of fiduciary duties;

(iv)	willful damage, willful misrepresentation, willful dishonesty, or other willful conduct which Company determines has had or is likely to have a material adverse effect upon Company's operations, assets, reputation or financial conditions; or

(v)	willful breach of any stated material employment policy of Company.

  Failure to meet performance targets and measures shall not constitute "cause" as that term is used herein. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. In the event of termination for cause, Company's obligations hereunder cease on Executive's last day of active employment, unless otherwise provided herein.

5.3.4. Method of Payment. Executive agrees that Company shall have the option of paying the present value of any amount(s) due under this paragraph in a lump sum or in the form of salary continuation, but in no event shall such payout period exceed one year. Present value shall be calculated based upon National City Bank's prime interest rate.

5.4. Termination by Executive.

                          5.4.1.     At End of Term. Executive may terminate this Agreement at the end of its term or any extension of this Agreement by giving 60 calendar days' written notice to Company's Chairman. Company may, in its sole discretion, accept Executive's termination effective immediately; provided, however, that it shall continue to pay Executive for 60 calendar days. Company shall thereafter have no obligations to Executive under this Agreement.

                          5.4.2.     Voluntary Resignation. Executive may terminate this Agreement by his voluntary resignation. Executive shall give at least 60 calendar days' written notice of his intention to resign to Company's Chairman, which Company may accept immediately. In the event of Executive's resignation, Company will have no further obligations or liability hereunder except as provided herein.

          5.5.         Salary Due at Termination.     In the event of any termination of Executive's employment under this Agreement, Executive (or his estate) shall be paid any unpaid portion of his salary that has accrued by virtue of his employment during the period prior to termination, and any unpaid, declared bonus, together with any unpaid business expenses properly incurred under this Agreement prior to termination. Such amounts shall be paid within 15 days of the date of termination, unless otherwise provided herein. Executive (or his estate) shall also be entitled to any rights or benefits that have vested.

  6.     Arbitration.     Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

          6.1.         Arbitration shall be held in Pittsburgh, PA, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

          6.2.         Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

          6.3.         The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

          6.4.         The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 6, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

  7.     General Provisions.

          7.1.         The parties agree that the covenants and promises set forth in paragraphs 4, 5 and 6 shall survive the termination of this Agreement and continue in full force and effect.

          7.2.         Except as otherwise provided in paragraph 6.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

          7.3.         This Agreement and its attachments, along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

          7.4.         Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

          7.5.         This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

          7.6.         The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

          7.7.         Any written notice required or permitted hereunder shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company's President at Company's corporate headquarters in Warrendale, PA, or to Executive at the most recent home address. Notices are effective upon receipt.

          7.8.         The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

          7.9.         The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

  IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement.

EXECUTIVE

/s/ Michael Leedy

Michael Leedy

Signed: October 26, 1999

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Roger Markfield
Roger Markfield
Its:	President and Chief Merchandising Officer

Signed: October 26, 1999